Exhibit 99.2

M  A  C  K  —  C  A  L  I    R  E  A  L  T  Y    C  O  R  P  O  R  A  T  I  O  N

NEWS RELEASE

For Immediate Release

Contacts:	Anthony Krug Mack-Cali Realty Corporation Chief Financial Officer (732) 590-1030	Deidre Crockett Mack-Cali Realty Corporation Director of Investor Relations (732) 590-1025

MACK-CALI REALTY CORPORATION TO PARTICIPATE IN

THE CITI 2016 GLOBAL PROPERTY CEO CONFERENCE

Edison, New Jersey—March 11, 2016—Mack-Cali Realty Corporation (NYSE: CLI) today announced that Mitchell E. Rudin, chief executive officer, and Michael J. DeMarco, president, will participate in a roundtable discussion at the Citi 2016 Global Property CEO Conference on Monday, March 14, 2016 at 7:30 a.m., Eastern Time.  This roundtable discussion will be webcast.

The live audio-webcast can be accessed in listen-only mode via the Internet by accessing the Company’s website at https://www.mack-cali.com/investors/events/ and clicking on the link that is titled Access Webcast. A replay of the audio-webcast will be available one hour after conclusion of the live event and remain available until June 14, 2016.

About Mack-Cali Realty Corporation

Mack-Cali Realty Corporation is a fully integrated, self-administered, self-managed real estate investment trust (REIT) providing management, leasing, development, and other tenant-related services for its two-platform operations of waterfront and transit-based office and luxury multi-family assets. Mack-Cali owns or has interests in 275 properties, consisting of 147 office and 109 flex properties totaling approximately 29.9 million square feet and 19 multi-family rental properties containing approximately 5,700 residential units and a pipeline of approximately 11,000 units, all located in the Northeast. Mack-Cali strives to provide its tenants and residents with the most innovative communities that empower them to re-imagine the way they work and live.

Additional information on Mack-Cali Realty Corporation and the commercial real estate properties and multi-family residential communities available for lease can be found on the Company’s website at www.mack-cali.com.

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